                                                                    EXHIBIT 12.1

                            TITAN INTERNATIONAL, INC.
                    COMPUTATION OF EARNINGS TO FIXED CHARGES
                             (AMOUNTS IN THOUSANDS)

                                                                 Year ended December 31,
                                                   --------------------------------------------------
                                                     2002       2003       2004       2005      2006
                                                   --------   --------   --------   -------   -------
Earnings:
   (Loss) earnings before income taxes Add:        $(44,293)  $(33,668)  $ 15,215   $(2,885)  $ 8,574
      Fixed charges                                  22,178     21,478     16,872     9,411    17,789
      Distributed income of equity investees            185        212        256       914         0
   Deduct:
     (Loss) earnings of equity investees               (519)     2,398      1,278     2,938         0
      Loss on investments                           (12,376)    (2,707)         0         0         0
      Debt termination expense                            0          0     (3,654)        0         0
      Noncash convertible debt conversion charge          0          0          0    (7,225)        0
                                                   --------   --------   --------   -------   -------
Earnings available for fixed charges               $ (9,035)  $(11,669)  $ 34,719   $11,727   $26,363
                                                   ========   ========   ========   =======   =======
Fixed charges:
   Interest expense                                $ 20,565   $ 20,231   $ 16,159   $ 8,617   $17,001
   Interest component of rental expense (a)           1,613      1,247        713       794       788
                                                   --------   --------   --------   -------   -------
Total fixed charges                                $ 22,178   $ 21,478   $ 16,872   $ 9,411   $17,789
                                                   ========   ========   ========   =======   =======
Ratio of earnings to fixed charges (b)                n/a        n/a       2.06       1.25      1.48

(a) The interest component of rental expense was estimated to be one-fourth of lease rental expense.

(b) Earnings were insufficient to cover fixed charges for the years ended December 31, 2002 and 2003, by $31.2 million and $33.1 million, respectively.